Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Sidhu Special Purpose Capital Corp.
Reading, Pennsylvania
     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 29, 2008, except for Notes A, B, C, F and G as to which the date is July 9, 2008 relating to the financial statements of Sidhu Special Purpose Capital Corp. (a corporation in the development stage) (which report expresses an unqualified opinion and includes an explanatory paragraph that states Sidhu Special Purpose Capital Corp.’s business plan is dependent upon completion of an adequate financing through a Proposed Public Offering, which raises substantial doubt about its ability to continue as a going concern) contained in that Prospectus, which is part of this Registration Statement.
     We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Reading, Pennsylvania
July 15, 2008